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                        PRICING AND BOOKKEEPING AGREEMENT

     This PRICING AND BOOKKEEPING AGREEMENT (the "Agreement") is made and entered into effective as of December 1, 2005, by and between COLUMBIA FUNDS MASTER INVESTMENT TRUST, a Delaware statutory trust (the "Master Trust") acting on behalf of its series all as listed on Schedule A hereto (as the same may from time to time be amended to add or delete one or more series of such trust) (each series of the Master Trust being hereinafter referred to as a "Fund") and Columbia Management Advisors, LLC ("CMA"), a Delaware limited liability company.

     WHEREAS, the Master Trust is a registered investment company and desires that CMA perform certain services for the Funds; and

     WHEREAS, CMA is willing to perform such services upon the terms and subject to the conditions set forth herein.

     NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1. Appointment. The Master Trust appoints CMA as its agent to perform the pricing and bookkeeping services described below for each Fund.

2. Pricing and Bookkeeping Services. Subject to the terms of this Agreement and the supervision and control of the Master Trust's Board of Trustees (the "Trustees"), CMA agrees to provide the services indicated for each Fund on Schedule B hereto.

3. Audit, Use and Inspection. CMA shall make available on its premises during regular business hours all records of a Fund for reasonable audit, use and inspection by the Master Trust, its agents and any regulatory agency having authority over the Fund.

4. Compensation. For the services provided pursuant to this Agreement, the Master Trust on behalf of each Fund will pay to CMA, or to such person(s) as CMA may from time to time instruct, the fee set forth on Schedule C hereto.

5. Compliance. CMA shall comply with applicable provisions relating to pricing and bookkeeping as set forth in the prospectuses and statements of additional information of each Fund, applicable resolutions of the Board of Trustees of the Master Trust and applicable laws and rules in the provision of services under this Agreement.

6. Limitation of Liability.

     (a) In the absence of willful misfeasance, bad faith or negligence on the part of CMA, or reckless disregard of its obligations and duties hereunder, CMA shall not be subject to any liability to the Master Trust or Fund, to any shareholder of the Master Trust or Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder. The provisions of this Paragraph 6 shall survive any termination of this Agreement.

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     (b) The Master Trust, on behalf of each Fund, will indemnify CMA against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit relating to the particular Fund and not resulting from the willful misfeasance, bad faith or negligence of CMA in the performance of such obligations and duties or by reason of their reckless disregard thereof. CMA will not confess any claim or settle or make any compromise in any instance in which the Master Trust will be asked to provide indemnification, except with the Master Trust's prior written consent. Any amounts payable by the Master Trust under this Section 6(b) shall be satisfied only against the assets of the Fund involved in the claim, demand, action or suit and not against the assets of any other investment portfolio of the Master Trust.

7. Amendments. The Master Trust shall submit to CMA a reasonable time in advance of filing with the Securities and Exchange Commission copies of any changes in its Registration Statements. If a change in documents or procedures materially increases the cost to CMA of performing its obligations, CMA shall be entitled to receive such reasonable additional compensation as shall be agreed to in writing by the parties.

8. Duration and Termination. This Agreement may be changed only by a writing executed by each party. This Agreement: (a) shall continue in effect from year to year so long as approved annually by vote of a majority of the Trustees, including a majority of the Trustees who are not affiliated with CMA; (b) may be terminated at any time without penalty by sixty days' written notice to either party; and (c) may be terminated at any time for cause by either party if such cause remains unremedied for a reasonable period not to exceed ninety days after receipt of written specification of such cause. If the Master Trust designates a successor to any of CMA's obligations other than as a result of the termination of this Agreement pursuant to Paragraph 8(c), CMA shall, at the expense and direction of the Master Trust, transfer to the successor all relevant Fund records maintained by CMA.

9. Use of Affiliated Companies and Subcontractors. In connection with the services to be provided by CMA under this Agreement, CMA may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations and upon receipt of approval of the Trustees, make use of
(i) its affiliated companies and their directors, trustees, officers and employees and (ii) subcontractors selected by it, provided that it shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided in this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by CMA or such parties, except to the extent specifically provided otherwise in this Agreement.

10. Confidentiality. CMA agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Master Trust all records and other information relative to the Master Trust and its prior, present or potential shareholders and not to use such records and information for any purpose other than performance of its responsibilities and duties under this Agreement, except after prior notification to and approval in writing by the Master Trust, which approval shall not be unreasonably

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withheld and may not be withheld where CMA may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or when so requested by the Master Trust.

11. Sarbanes-Oxley Act. CMA agrees that any information that CMA provides that is necessary to complete a report or other filing that is required to be certified by certain of the Master Trust's officers pursuant to the Sarbanes-Oxley Act of 2002 ("Sarbox") and regulations issued and in effect from time to time under Sarbox will be true and complete when given. CMA further agrees that any written representation or certification it provides to the Master Trust and/or the officers of the Master Trust in support of a certification by them to the Securities and Exchange Commission pursuant to Sarbox and/or any rules or regulations issued from time to time under Sarbox will be true and complete when given. The provisions of this Paragraph 11 shall survive any termination of this Agreement.

12. Compliance. CMA agree to comply with all applicable federal, state and local laws and regulations, codes, orders and government rules in the performance of its duties under this Agreement. CMA agree to provide the Master Trust with such certifications, reports and other information as the Master Trust may reasonably request from time to time to assist it in complying with, and monitoring for compliance with, applicable laws, rules and regulations.

13. Miscellaneous. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

     The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

     COLUMBIA FUNDS MASTER INVESTMENT TRUST, on behalf of its series listed on Schedule A


By: /s/ Christopher L. Wilson
    ---------------------------------
    Christopher L. Wilson
    President


COLUMBIA MANAGEMENT ADVISORS, LLC


By: /s/ J. Kevin Connaughton
    ---------------------------------
    J. Kevin Connaughton
    Chief Financial Officer

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                                   SCHEDULE A

COLUMBIA FUNDS MASTER INVESTMENT TRUST:

1.   Columbia High Income Master Portfolio

2.   Columbia International Value Master Portfolio

3.   Columbia Large Cap Core Master Portfolio

4.   Columbia Marsico Focused Equities Master Portfolio

5.   Columbia Marsico Growth Master Portfolio

6.   Columbia Small Cap Growth Master Portfolio

Current as of the 30th day of September, 2006.

                                        COLUMBIA FUNDS MASTER INVESTMENT TRUST
                                        on behalf of the Funds


                                        By: /s/ Christopher L. Wilson
                                            ------------------------------------
                                            Christopher L. Wilson
                                            President


                                        COLUMBIA MANAGEMENT ADVISORS, LLC


                                        By: /s/ Dean C. Athanasia
                                            ------------------------------------
                                            Dean C. Athanasia
                                            Managing Director

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                                   SCHEDULE B

SERVICES. CMA will provide the following services to the Master Trust and Funds:

          (a) Provide accounting and bookkeeping services (including the maintenance for the periods prescribed by Rule 31a-2 under the 1940 Act of such accounts, books and records of the Master Trust as may be required by Section 31(a) of the 1940 Act and the rules thereunder). CMA further agrees that all such records which it maintains for the Master Trust are the property of the Master Trust and further agrees to surrender promptly to the Master Trust any of such records upon the Master Trust's request; and

          (b) Value each Fund's assets and calculate the net asset value and the net income of the shares of each Fund in accordance with the Master Trust's current prospectus(es), applicable pricing procedures and resolutions of the Master Trust's Board of Trustees, provided, that in performing such services, CMA shall obtain security market quotes from independent pricing services, or if such quotes are unavailable, obtain such prices from the Funds' adviser or sub-advisers.

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                                   SCHEDULE C

FEES. For the services provided pursuant to this Agreement, the Master Trust on behalf of each Fund will pay to CMA, or to such person(s) as CMA may from time to time instruct, such fees as may be agreed to by CMA and the Master Trust from time to time.

Each Fund also shall reimburse CMA for (i) any and all out-of-pocket expenses and charges, including fees payable to third parties, such as for pricing the Fund's portfolio securities, incurred in performance of services under this Agreement; (ii) CMA's direct internal costs incurred in connection with providing fund accounting oversight and monitoring, budgeting and approving Fund expenses; and (iii) CMA's direct internal costs incurred in connection with the Sarbanes-Oxley Act of 2002.